EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for Third Quarter of 2004

GREENWOOD VILLAGE, Colo. – November 15, 2004 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and nine months ended September 30, 2004.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the third quarter of 2004 increased 9% to $55.8 million, from $51.0 million in the prior year’s third quarter. Advertising revenues for the quarter totaled $30.0 million, an increase of 44% from the third quarter of 2003.

•                  Subscriber increase.  Hallmark Channel subscribers increased 12% to 124.1 million worldwide as of September 30, 2004, from 111.2 million subscribers as of September 30, 2003.  The channel ended the quarter with 63.4 million subscribers in the United States and 60.7 million international subscribers across 122 countries.  Subscribers to our domestic channel increased 16%, and subscribers to our international channels increased 7% over the third quarter 2003.  As of the end of October, our domestic subscribers grew to over 64 million, with launches across the country in a number of new major markets, including Philadelphia, Detroit, Cleveland, Tallahassee and Santa Fe.  For the year-to-date, Hallmark Channel was the fastest growing program based cable network, with over 8 million new subscribers.

•                  U.S. ratings success.  For the third straight quarter, Hallmark Channel maintained its position as a top ten ranking domestic network for total day ratings.  The channel significantly improved delivery in its key demos, generating all time highs in total day among women 18-49 with a 29% increase over the third quarter 2003 and among women 25-54 with a 42% increase over the prior year period.  In addition, Hallmark Channel delivered all time highs among households and adults 25-54 in prime time, and earned its highest day ever with a 1.0 average household rating delivering 610,000 homes.

•                  International growth.  While actively pursuing a sale of the international business, the Company is continuing to deliver solid results and important developments in this area.  During the third quarter, Hallmark Channel launched in Italy, adding 2.7 million new subscribers on attractive terms.  The Company also announced a three-year extension of its exclusive advertising sales partnership with BSkyB, which will remain the sole airtime sales representative in the U.K. for Hallmark Channel, now the 6th most watched non-terrestrial channel in the U.K.

“I am pleased to report another solid quarter of advertising and subscriber growth for Hallmark Channel.,” remarked David Evans, President and CEO of Crown Media.  “During this period, we have added new subscribers at a rate of nearly one million per month, expanding our national reach in major markets and on over 500 new systems since the beginning of the year.  For the third straight quarter Hallmark Channel U.S. ranked among the top ten cable networks for total day, with significant improvements in our key demos.  We remain committed to selling our international business in order to focus on Hallmark Channel U.S., but at the same time we are growing internationally with new launches in Italy and the extension of key agreements.

“We are confident that this positive momentum will continue into the fourth quarter.  The launch of Walker, Texas Ranger and JAG, combined with our line-up of exciting holiday originals, should continue to improve our ratings.  Building upon our success in attracting 30 million new domestic viewers in the past two years, we will launch our third Hollywood Holiday Sweepstakes in conjunction with our holiday programming, featuring a cross-platform campaign that harnesses the value of 4,200 Hallmark Gold Crown Stores during their busiest time of year.  We expect to end the year with over 65 million subscribers and continue this growth into 2005 as we approach full distribution.”

Financial Results

Potential Sale of the International Business

In April 2004, the Company announced that it was exploring strategic alternatives for its international operations and international rights to its film library, including, but not limited to, a sale or other corporate transaction in an effort to maximize shareholder value.  The Company is in current negotiations for the sale of these assets.  The Company cannot guarantee that an agreement will be reached.  The Company has conducted a valuation analysis of the various assets.  The conclusion of this analysis was that a non-cash impairment of $57.9 million against the Company’s film assets in the third quarter was appropriate.  No impairment against the Company’s international channels business was required.  In addition, other non-cash charges related to retention program incentives for employees likely to be affected as a result of the transaction were included in the third quarter results.

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $55.8 million for the third quarter of 2004, a 9% increase from $51.0 million for the third quarter of 2003. Subscriber fee revenue in the third quarter increased 14% to $20.0 million, from $17.5 million in the prior year’s quarter, as a result of the ending of free carriage periods for certain of our domestic distributors.  Advertising revenue increased 44% to $30.0 million during the quarter, from $20.8 million in the third quarter of 2003, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels, higher advertising rates, specifically in our domestic market, and expanded sales of advertising time, primarily in the United States.  Licensing fees for our film library decreased to $5.5 million during the quarter, from $12.6 million in the prior year’s quarter.

Crown Media reported revenue of $169.9 million for the nine months ended September 30, 2004, a 23% increase from $138.4 million during the same period of 2003. Subscriber fee revenue for the nine months increased 17% to $60.2 million, from $51.4 million in the prior year’s period, as a result of the ending of free carriage periods for certain of our domestic distributors.  Advertising revenue increased 37% to $91.5 million for the nine months ended September 30, 2004, from $66.8 million in the same period of 2003, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels, higher advertising rates, specifically in our domestic market, and expanded sales of advertising time, primarily in the United States.  Licensing fees for our film library decreased to $18.0 million for the nine months, from $20.0 million in the prior year’s period.

For the third quarter of 2004, cost of services increased to $119.1 million from $60.5 million during the same quarter of 2003. This increase was due principally to the Company’s analysis of its film assets using current projections for sales and internal use and outside indications of fair value. The company recorded an impairment charge of $57.9 million in the third quarter of 2004.   Amortization of film assets decreased 21% related to the analysis. Also, within cost of services, programming expenses increased 10% quarter over quarter to $32.7 million, due to the amortization of certain programming.  For example, in September 2003, we added three series to our domestic programming schedule:  M*A*S*H, Matlock and Little House on the Prairie.  Subscriber acquisition fee expense was $7.0 million in the third quarter of 2004 versus $6.5 million in same period of 2003.  Operating costs decreased 4% from $11.7 million to $11.3 million for the third quarter of 2004, primarily due to a decrease in bad debt expense. Selling, general and administrative expenses increased to $19.7 million for the three months ended September 30, 2004, from $17.7 million in the year earlier period primarily due to the recognition of compensation expense related to the Company’s restricted stock units and expense recognized for the Company’s retention program related to the proposed sale of the international operations.  Marketing expenses decreased to $2.9 million for the three months ended September 30, 2004, from $3.5 million in the year earlier period due to the timing of marketing promotions.

For the nine months ended September 30, 2004, cost of services increased to $229.7 million from $158.7 million during the same period of 2003. This increase was due principally to the Company’s analysis of its film assets using current projections for sales and internal use and outside indications of fair value. The company recorded an impairment charge of $57.9 million in the third quarter of 2004.   Also, within cost of services, programming expenses increased 21% period over period to $93.6 million, because of the amortization of certain programming, as indicated above.  Subscriber acquisition fee expense was $19.0 million for the nine months ended September 30, 2004, versus $19.1 million in same period of 2003. Operating costs decreased 8% from $33.8 million to $31.1 million for the nine months ended September 30, 2004, primarily due to a decrease in bad debt expense. Selling, general and administrative expenses increased to $54.3 million for the nine months ended September 30, 2004, from $44.2 million in the year earlier period primarily due to the recognition of expense related to the Company’s restricted stock units and expense recognized for the Company’s retention program related to the proposed sale of the international operations.  Marketing expenses decreased to $16.9 million for the nine months ended September 30, 2004, from $17.6 million in the year earlier period.

Adjusted EBITDA loss totaled $65.9 million for the third quarter of 2004, compared to an Adjusted EBITDA loss of $33.2 million for the same period last year.  Cash used in operating activities totaled $17.4 million for the third quarter of 2004 compared to $31.2 million for the same period last year. The net loss for the three month period ended September 30, 2004, totaled $105.8 million, or $1.01 per share, compared to $72.7 million, or $0.70 per share, in the third quarter of 2003.  The impact of the library impairment on Adjusted EBITDA and net loss was a $57.9 million non-cash charge for the three months ended September 30, 2004.

Adjusted EBITDA loss totaled $75.3 million for the nine months ended September 30, 2004, compared to an Adjusted EBITDA loss of $53.1 million for the same period last year.  Cash used in operating activities totaled $44.1 million for the nine months ended September 30, 2004 compared to $104.6 million for the same period last year. The net loss for the nine month period ended September 30, 2004, totaled $187.8 million, or $1.80 per share, compared to $168.8 million, or $1.62 per share, in the prior year’s period.  The impact of the library impairment on Adjusted EBITDA and net loss was a $57.9 million non-cash charge for the nine months ended September 30, 2004.

Conference Call and Webcast to be Held November 15 at 4:00 p.m. ET

Crown Media Holdings’ management will conduct a conference call this afternoon at 4:00 p.m. Eastern Time to discuss the results of the third quarter of 2004.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the “Crown Media Third Quarter Earnings” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 6:00 p.m. Eastern Time, November 15, at 888-286-8010 (Domestic) or 617-801-6888 (International), using reservation number 27630378.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries.  The combined channels have nearly 125 million subscribers worldwide.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes award-winning titles from the Hallmark Entertainment Collection for exhibition in a variety of television media including video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: completion of sale of the international operations and film rights; competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-Q Report for the six months ended June 30, 2004.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We defined Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization and amortization of film assets. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that are used by other companies in our industry and investment bankers and analysts who track our industry. We believe that Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance and allows our management and investors to readily view operating trends, perform analytical comparisons and benchmark our company to similar companies in our industry. Adjusted EBITDA is used by our management to monitor segment operations and to determine the allocation of resources to segments. Our credit facility also contains covenants that are based on an adjusted EBITDA measure. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company. We believe that Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since the majority of our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The cash costs of acquiring film assets and adding subscribers are essentially discretionary expenditures. The adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of film assets or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Subscriber fees	$20,038	$17,543	$60,190	$51,433
Advertising	29,775	20,468	90,483	65,798
Advertising by Hallmark Cards	256	347	1,050	1,047
Film asset license fees	5,534	12,606	17,968	20,010
Other revenue	171	22	256	79
Total revenue	55,774	50,986	169,947	138,367
Cost of services:
Affiliate programming	12,125	10,010	33,958	28,734
Non-affiliate programming	20,621	19,717	59,651	48,510
Amortization of film assets	8,941	11,371	24,407	24,957
Impairment of film assets	57,931	—	57,931	—
Subscriber acquisition fee amortization	7,010	6,468	19,042	19,074
Depreciation and amortization	1,182	1,185	3,548	3,556
Operating costs	11,277	11,736	31,140	33,819
Total cost of services	119,087	60,487	229,677	158,650
Selling, general & administrative expenses	19,679	17,743	54,288	44,193
Marketing expense	2,899	3,474	16,859	17,645
Reorganization credit	—	—	(279)	—
Depreciation and amortization	2,167	2,548	6,897	7,619
Loss from operations	(88,058)	(33,266)	(137,495)	(89,740)
Loss on early extinguishment of debt	—	(39,812)	—	(39,812)
Guaranteed preferred beneficial interest accretion	—	—	—	(23,218)
Interest expense and other, net	(16,801)	(15,374)	(48,483)	(30,230)
Loss before income taxes	(104,859)	(88,452)	(185,978)	(183,000)
Income tax provision	(904)	(593)	(1,848)	(2,132)
Loss before cumulative effect of a change in accounting principle	(105,763)	(89,045)	(187,826)	(185,132)
Cumulative effect of change in accounting principle	—	16,328	—	16,328
Net loss	$(105,763)	$(72,717)	$(187,826)	$(168,804)
Net loss per share	$(1.01)	$(0.70)	$(1.80)	$(1.62)
Weighted average shares outstanding	104,533	104,473	104,533	104,468

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of September 30, 2004	As of December 31, 2003
	(unaudited)
ASSETS

Cash and cash equivalents	$7,569	$4,306
Accounts receivable, less allowance for doubtful accounts of $6,703 and $5,845, respectively	57,045	57,905
Program license fees - affiliates, net	31,961	27,127
Program license fees - non-affiliates, net	70,617	65,571
Subtitling and dubbing, net	2,611	2,827
Receivable from affiliate	14,087	12,083
Prepaids and other assets	15,528	15,143
Total current assets	199,418	184,962
Accounts receivable	8,653	5,891
Program license fees - affiliates, net of current portion	42,645	47,748
Program license fees - non-affiliates, net of current portion	94,522	106,047
Subtitling and dubbing, net of current portion	1,461	2,020
Film assets, net	672,073	750,737
Subscriber acquisition fees, net	108,972	113,196
Property and equipment, net	22,574	29,235
Goodwill	314,033	314,033
Debt issuance costs, net	5,268	6,478
Prepaids and other assets, net of current portion	1,172	1,363
Total assets	$1,470,791	$1,561,710

	As of September 30, 2004	As of December 31, 2003
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$34,402	$34,417
Subscriber acquisition fees payable	17,987	9,119
License fees payable to affiliates	106,872	30,671
License fees payable to non-affiliates	76,486	87,720
Payables to affiliates	12,465	7,827
Payable to Hallmark Entertainment Holdings, Inc.	52,052	—
Payable to Hallmark Entertainment, Inc.	47,948	—
Interest payable to HC Crown	5,105	2,655
Credit facility and interest payable	310,548	510
Capital lease obligation	1,661	1,559
Deferred revenue	2,488	2,163
Total current liabilities	668,014	176,641
Accrued liabilities, net of current portion	20,796	18,906
Subscriber acquisition fees payable, net of current portion	915	1,500
License fees payable to affiliates, net of current portion	2,764	60,229
License fees payable to non-affiliates, net of current portion	71,029	82,090
Line of credit payable to HC Crown	75,000	75,000
Payable to Hallmark Entertainment Holdings, Inc.	—	52,052
Payable to Hallmark Entertainment, Inc.	—	47,948
Senior unsecured note to HC Crown, including accrued interest	449,603	417,083
Credit facility, net of current portion	—	300,000
Capital lease obligation, net of current portion	6,472	7,731
Company obligated mandatorily redeemable preferred interest	10,802	9,079
Total liabilities	1,305,395	1,248,259
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,863,037 shares issued and outstanding as of December 31, 2003 and September 30, 2004	739	739
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of December 31, 2003 and September 30, 2004	307	307
Paid-in capital	1,348,345	1,308,880
Accumulated other comprehensive income	2,319	2,013
Accumulated deficit	(1,186,314)	(998,488)
Total stockholders’ equity	165,396	313,451
Total liabilities and stockholders’ equity	$1,470,791	$1,561,710

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net loss	$(105,763)	$(72,717)	$(187,826)	$(168,804)
Amortization of film assets	8,941	11,371	24,407	24,957
Subscriber acquisition fee amortization expense	9,843	8,460	27,324	23,968
Depreciation and amortization	3,349	3,733	10,445	11,175
Guaranteed preferred
beneficial interest expense	—	—	—	23,218
Interest expense and accretion	16,801	15,374	48,483	30,230
Income tax provision	904	593	1,848	2,132
Adjusted earnings before interest, taxes, depreciation and amortization	$(65,925)	$(33,186)	$(75,319)	$(53,124)

Loss on early extinguishment of debt	—	39,812	—	39,812
Cumulative effect of change in accounting principle	—	(16,328)	—	(16,328)
Loss on impairment of film assets	57,931	—	57,931	—
Restricted stock unit and stock-based compensation	2,511	3,044	8,319	3,367
Programming, subtitling and dubbing amortization	34,045	29,505	97,497	77,764
Provision for allowance for doubtful account	82	980	71	2,546
Changes in operating assets and liabilities:
Additions to program license fees	(45,467)	(112,016)	(90,147)	(177,829)
Additions to subscriber acquisition fees	(9,781)	(807)	(23,100)	(2,031)
Decrease in subscriber acquisition fees payable	(18,707)	(9,231)	(8,911)	(32,255)
Interest paid	(3,710)	(4,906)	(10,453)	(15,022)
Income taxes paid	(904)	(593)	(1,848)	(2,132)
Changes in other operating assets and liabilities, net of adjustments above	32,503	72,544	1,864	70,603
Net cash used in operating activities	$(17,422)	$(31,182)	$(44,096)	$(104,629)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net cash used in operating activities	$(17,422)	$(31,182)	$(44,096)	$(104,629)
Net cash used in investing activities	32	(1,330)	(1,034)	(3,073)
Net cash provided by financing activities	15,468	27,364	48,308	110,556
Effect of exchange rate changes on cash	(19)	(15)	85	(66)
Net (decrease) increase in cash and cash equivalents	(1,941)	(5,163)	3,263	2,788
Cash equivalents, beginning of period	9,510	8,286	4,306	335
Cash equivalents, end of period	$7,569	$3,123	$7,569	$3,123

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